Exhibit (6)(v)(xviii)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (TIAA)
COLLEGE RETIREMENT EQUITIES FUND (CREF)
730 Third Avenue, New York, NY 10017
Telephone: [800-842-2733]

APPLICATION FOR TIAA AND CREF RETIREMENT CHOICE PLUS ANNUITY CONTRACTS

Contractholder:	[XYZ Trust Company]

The Contractholder hereby applies to TIAA and CREF for the coverage provided by the above Contracts.

The terms of said Contracts (including any riders to said Contracts and the Certificates (and any endorsements thereto) issued pursuant to said Contracts, all of which form a part of said Contracts) are hereby approved and accepted by the Contractholder.

It is agreed that this application supersedes any previous application made by the Contractholder for this coverage.

Dated at:	[Anytown, Anystate]		[XYZ Trust Company]
	(City, State)		(Contractholder)

On:	[January 1, 2016]	By:
	(Date)		(Signature)

[John Doe, President]
(Name and Title)